Exhibit 99.1

MARA Holdings, Inc. Announces Proposed Private Offering of

$700 Million of Convertible Senior Notes

Proceeds to be used primarily to acquire bitcoin, repurchase existing convertible notes due 2026 and for general corporate purposes

Fort Lauderdale, FL, November 18, 2024 (GLOBE NEWSWIRE)—MARA Holdings, Inc. (NASDAQ: MARA) (“MARA” or the “Company”), a global leader in leveraging digital asset compute to support the energy transformation, today announced that it intends to offer, subject to market conditions and other factors, $700 million aggregate principal amount of convertible senior notes due 2030 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). MARA also expects to grant to the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $105 million aggregate principal amount of the notes. The offering is subject to market and other conditions, and there can be no assurance as to whether, when or on what terms the offering may be completed.

The notes will be unsecured, senior obligations of MARA and will bear interest payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2025. The notes will mature on March 1, 2030, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after March 5, 2028, MARA may redeem for cash all or any portion of the notes. If MARA redeems fewer than all the outstanding notes, at least $75 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date. Holders of the notes will have the right to require MARA to repurchase for cash all or any portion of their notes on December 1, 2027. The notes will be convertible into cash, shares of MARA’s common stock, or a combination of cash and shares of MARA’s common stock, at MARA’s election. Prior to December 1, 2029, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The interest rate, initial conversion rate, and other terms of the notes will be determined at the time of pricing of the offering. MARA expects that the reference price used to calculate the initial conversion price for the notes will be the U.S. composite volume weighted average price of MARA’s common stock from 2:00 p.m. through 4:00 p.m. Eastern Daylight Time on the date of pricing.

MARA expects to use up to $200 million of the net proceeds from the sale of the notes to repurchase a portion of its existing convertible notes due 2026 (the “existing 2026 convertible notes”) in privately negotiated transactions with the remainder of the net proceeds to be used to acquire additional bitcoin and for general corporate purposes, which may include working capital, strategic acquisitions, expansion of existing assets, and repayment of additional debt and other outstanding obligations.

In connection with any repurchase of the existing 2026 convertible notes, MARA expects that holders of the existing 2026 convertible notes who agree to have their notes repurchased and who have hedged their equity price risk with respect to such notes (the “hedged holders”) will unwind all or part of their hedge positions by buying MARA’s common stock and/or entering into or unwinding various derivative transactions with respect to MARA’s common stock. The amount of MARA’s common stock to be purchased by the hedged holders or in connection with such derivative transactions may be substantial in relation to the historic average daily trading volume of MARA’s common stock. This activity by the hedged holders could increase (or reduce the size of any decrease in) the market price of MARA’s common stock, including concurrently with the pricing of the notes, resulting in a higher effective conversion price of the notes. MARA cannot predict the magnitude of such market activity or the overall effect it will have on the price of the notes or MARA’s common stock.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of MARA’s common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Any offer of the notes will be made only by means of a private offering memorandum.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction. Nothing in this press release shall be deemed an offer to purchase MARA’s existing 2026 convertible notes.

About MARA

MARA (NASDAQ:MARA) is a global leader in digital asset compute that develops and deploys innovative technologies to build a more sustainable and inclusive future. MARA secures the world’s preeminent blockchain ledger and supports the energy transformation by converting clean, stranded, or otherwise underutilized energy into economic value.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the completion, size and timing of the offering, the anticipated use of any proceeds from the offering, and the terms of the notes. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all, the other factors discussed in the “Risk Factors” section of MARA’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2024, as amended on May 24, 2024, the “Risk Factors” section of MARA’s Quarterly Report on Form 10-Q filed with the SEC on August 1, 2024, the “Risk Factors” section of MARA’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024 and the risks described in other filings that MARA may make from time to time with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and MARA specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

MARA Company Contact:

Telephone: 800-804-1690
Email: ir@mara.com